Exhibit 99.1

For Immediate Release September 23, 2013	Contact: Karen Stinneford Phone: 919.833.9102

SafeStitch Medical Appoints Joseph P. Slattery as Chief Financial Officer

MORRISVILLE, N.C., September 23, 2013 – SafeStitch Medical, Inc. (OTCBB: SFES), which recently merged with TransEnterix, Inc., a development stage medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed, today announced that it has appointed Joseph P. Slattery to serve as its Executive Vice President and Chief Financial Officer, effective October 2, 2013. As previously announced, SafeStitch Medical is expected to be renamed TransEnterix, subject to stockholder approval. All references to TransEnterix in this release refer to the combined company.

Mr. Slattery brings a wealth of experience to the TransEnterix management team, having most recently served as Executive Vice President and Chief Financial Officer of Baxano Surgical, Inc, a medical device company focused on minimally invasive spine. Previously, he served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August 2007. Mr. Slattery currently serves on the board of directors of CVRx, Inc., a privately-held medical device company and Exosome Diagnostics, a privately-held molecular diagnostics company.

“We are pleased to welcome Joe to the TransEnterix team,” said Todd Pope, President and CEO of TransEnterix. “His strong background working with high growth medical technology companies will be invaluable as we develop and commercialize our SurgiBot surgical robotic system.”

“I am excited to join TransEnterix at this stage of its development,” commented Mr. Slattery. “The surgical robotic market presents a compelling opportunity for TransEnterix’s novel patient-side robotic system.”

About SafeStitch Medical (TransEnterix)

SafeStitch Medical (TransEnterix) is a development stage medical device company that is pioneering the use of flexible instruments and robotics to improve how minimally invasive surgery is performed. The Company is focused on the development and commercialization of SurgiBot, a novel patient side minimally invasive surgical robotic system. For more information, visit the company’s websites at www.transenterix.com and www.safestitch.com.

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors, including those described herein and in our filings with the Securities and Exchange Commission, could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include, but are not limited to: whether the merger will develop significant advances in minimally invasive surgery, including TransEnterix’s robotic surgery platform, to market, whether the merger will provide resources sufficient to develop a new minimally invasive robotic surgery system and whether Mr. Slattery’s background will be invaluable as we develop and commercialize the SurgiBot surgical robotic device. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.